Exhibit 10.2
PUT AND CALL AGREEMENT
     THIS PUT AND CALL AGREEMENT (this “Agreement”) is made as of April 3, 2009 among KMVN, LLC (“Operating”) and KMVN License, LLC (“Licensee” and, together with Operating, “Emmis”), Grupo Radio Centro LA, LLC (“GRC”), and, solely for the purpose of guaranteeing the obligations of GRC, Grupo Radio Centro S.A.B. de C.V. (“Guarantor”).
Recitals
     A. Capitalized terms not otherwise defined herein have the meanings set out in Exhibit A hereto.
     B. Emmis owns and operates radio broadcast station KMVN(FM), Los Angeles, California (FCC Facility ID #59987), FM booster station KMVN-FM1, Santa Clarita, California (FCC Facility ID #170041), and associated Part 74 broadcast auxiliary stations (collectively, the “Station”) pursuant to certain authorizations issued to Licensee by the Federal Communications Commission (the “FCC”).
     C. Pursuant to the terms and subject to the conditions set forth in this Agreement, the parties desire to provide for a Put and a Call (both defined below) for a possible sale by Emmis and purchase by GRC or a Qualified Designee of the Station Assets (defined below).
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PUT AND CALL
     1.1. Call Option. During the period (the “Call Period”) beginning at the LMA Effective Time and ending on the earlier of the date seven (7) years thereafter or the date of termination of the LMA pursuant to Section 15(c) or (d) thereof, GRC may at its option elect by written notice to Emmis (the “Call Notice”) to require Emmis to convey the Station Assets to GRC (the “Call”) for the Purchase Price described in Section 2.4 below and on the terms of this Agreement.
     1.2 Put Option. During the period (the “Put Period”) beginning on the earlier of the date six (6) years after the LMA Effective Time or the date of termination of the LMA pursuant to Section 15(c) or (d) thereof and ending on the earlier of the date one (1) year thereafter or the date of termination of the LMA pursuant to Section 15(e) thereof, Emmis may at its option elect by written notice to GRC (the “Put Notice”) to require GRC to purchase the Station Assets (the “Put”) for the Purchase Price described in Section 2.4 below and on the terms of this Agreement.
     1.3. Tolling. If during the last six (6) months of the Call Period, Emmis or an Emmis Affiliate is subject to a bankruptcy, receivership or similar court proceeding that could materially limit GRC’s right to exercise the Call or acquire the Station Assets under this Agreement, then the expiration of the Call Period shall be extended until the date six (6) months after the expiration of such proceeding. If during the last six (6) months of the Put Period, GRC or a GRC Affiliate is subject to a bankruptcy, receivership or similar court proceeding that could materially limit Emmis’ right to exercise the Put under this Agreement, then the expiration of the Put Period shall be extended until the date six (6) months after the expiration of such proceeding.
ARTICLE 2: PURCHASE OF ASSETS
     2.1. Station Assets. If GRC exercises the Call during the Call Period or if Emmis exercises the Put during the Put Period, then on the terms and subject to the conditions hereof, at Closing (defined below), Emmis shall sell, assign, transfer, convey and deliver to GRC, and GRC shall purchase and acquire from Emmis, all right, title and interest of Emmis in and to the assets and properties of Emmis, real and personal, tangible and intangible, that are used or held for use in the operation of the Station, except as set forth in Section 2.2 (the “Station Assets”) including:
          (a) all licenses, permits and other authorizations issued to Licensee by the FCC with respect to the Station (the “FCC Licenses”), including those described on Schedule 2.1(a), and any renewals or modifications thereof between the date hereof and Closing, together with all of Emmis’ rights in and to the Station’s call letters;
          (b) all of Emmis’ equipment, transmitters, antennas, cables, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Station, including without limitation those listed on Schedule 2.1(b), except for any retirements or dispositions and any replacements thereof made between the date hereof and Closing (the “Tangible Personal Property”);
          (c) the Station’s real property leases described on Schedule 2.1(c) and any extension, renewal or replacements thereof or addition thereto (the “Real Property Leases”);
          (d) all contracts, agreements and leases including those listed on Schedule 2.1(d), together with all extensions, renewals and replacements of such contracts, agreements and leases (the “Station Contracts”); and
          (e) Emmis’ rights in and to all the files, documents, records, and books of account (or copies thereof) relating exclusively to the operation of the Station, including the Station’s local public file, engineering data and logs, but excluding records relating to Excluded Assets (defined below).
     2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of Emmis, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all tangible personal property of Emmis retired or disposed of between the date of this Agreement and Closing in the ordinary course of business;

          (c) all Station Contracts that are terminated or expire prior to Closing in the ordinary course of business, any Station contracts assigned to and assumed by GRC prior to Closing, all of the Station’s cash and barter time sales agreements, and all contracts entered into after the date hereof that (y) do not comply with the provisions of Section 5.1(h), and (z) have not been approved or accepted in writing by GRC;
          (d) all trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans and logos of the Station and such other items of intangible property identified in Schedule 2.2;
          (e) Emmis’ corporate and trade names not exclusive to the operation of the Station (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Emmis, duplicate copies of the records of the Station, and all records not relating to the Station Assets;
          (f) all contracts of insurance, all coverages, claims and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies; provided, however, that certain claims and proceeds under contracts of insurance shall be subject to the provisions of Section 6.4 hereof;
          (g) all Station Benefit Plans (as hereafter defined) and the assets thereof;
          (h) the Station’s accounts receivable and any other rights to payment of cash consideration for goods or services sold or provided prior to the LMA Effective Time or otherwise arising during or attributable to any period prior to the LMA Effective Time (the “A/R”);
          (i) all rights and claims of Emmis, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent arising during or attributable to any period prior to Closing;
          (j) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Emmis receives a credit therefor under the LMA or Section 2.5 hereof;
          (k) all claims of Emmis with respect to any tax refunds;
          (l) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations and not listed on Schedule 2.1(b);
          (m) any union or labor agreements with Station employees;
          (n) any non-transferable shrink-wrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Station;

          (o) the Station’s studio lease and studio facilities, and all assets used or held for use in the operation of any other radio station now or hereafter owned or operated by Emmis or an Affiliate of Emmis, except for any such items that are specifically set forth as included in the Station Assets on the Schedules hereto; and
          (p) the assets listed on Schedule 2.2, and the slogan “Great Media, Great People, Great Service.”
     2.3. Assumption of Obligations. On the Closing Date (defined below), GRC shall assume the obligations of Emmis arising during, or attributable to, any period of time on or after the Closing Date under the Real Property Leases, the Station Contracts and the FCC Licenses and any other liabilities of Emmis to the extent GRC receives a credit therefor under Section 2.5 (collectively, the “Assumed Obligations”); provided, however, that GRC shall not be required to assume any obligation or liability arising out of or attributable to ownership of the Excluded Assets and no such obligation or liability shall be deemed an Assumed Obligation. Except for the Assumed Obligations and except as provided in the LMA, GRC does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Emmis (the “Retained Obligations”).
     2.4. Purchase Price. In consideration for the sale of the Station Assets to GRC, at Closing GRC shall pay Emmis, by wire transfer of immediately available funds, the sum of One Hundred Ten Million Dollars ($110,000,000), subject to adjustment pursuant to Section 2.5 (the “Purchase Price”).
     2.5. Prorations and Adjustments. All prepaid and deferred income and expenses relating to the Station Assets (other than Station assets conveyed to GRC prior to Closing) and arising from the operation of the Station shall be prorated between GRC and Emmis in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the Closing Date (the “Closing Effective Time”). Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 12.1), music and other license fees, utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Emmis shall receive a credit for all of the Station’s deposits and prepaid expenses.
     2.6. Allocation. After Closing, GRC and Emmis will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). GRC and Emmis shall file its federal income tax returns and its other tax returns reflecting the allocation made pursuant to this Section.
     2.7. Closing.
          (a) Unless otherwise mutually agreed by the parties, and subject to satisfaction or waiver of the applicable conditions set forth in Articles 7 and 8 below, the consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall occur on the date ten (10) business days after the date of the FCC Consent (defined below) by initial order; provided, however, that if GRC is not then in material uncured default under the LMA, then within such time GRC may elect finality by written notice to Emmis, in which event Closing shall be the date ten (10) business days after the earlier of the date the FCC Consent becomes a Final Order (defined below) or the date of any material default by GRC under the LMA (after expiration of any applicable cure period). Notwithstanding the foregoing, if applicable, if HSR Clearance (defined below) is not obtained prior to the scheduled Closing Date, then Closing shall be extended until the date one (1) business day after the date of HSR Clearance. The date on which the Closing is to occur is referred to herein as the “Closing Date.”
          (b) As used herein, “Final Order” means that action shall have been taken by the FCC (including action duly taken by the FCC’s staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.
     2.8. Governmental Consents.
          (a) If the Put or Call is exercised pursuant to Article 1, then GRC and Emmis shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to GRC. The parties agree to cooperate to prepare the FCC Application in a timely fashion. The FCC Application shall be filed not later than (i) if the Call is exercised, three (3) business days after the Call Notice, (ii) if the Put is exercised upon termination of the LMA pursuant to Section 15(c) or (d) thereof, ten (10) business days after the Put Notice, or (iii) if the Put is exercised other than upon LMA termination, within two hundred (200) calendar days after the Put Notice. FCC consent to the assignment of both the main station and booster FCC Licenses to GRC without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” GRC and Emmis shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible.
          (b) If the Put or Call is exercised pursuant to Article 1, then if applicable, GRC and Emmis shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. If applicable, the HSR Act filing shall be made not later than (i) if the Call is exercised, within ten (10) business days after the Call Notice, (ii) if the Put is exercised upon termination of the LMA pursuant to Section 15(c) or (d) thereof, within ten (10) business days after the Put Notice, or (iii) if the Put is exercised other than upon LMA termination, within two hundred (200) calendar days after the Put Notice. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”
          (c) GRC and Emmis shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. GRC and Emmis shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
     2.9. LMA. Simultaneously with the execution of this Agreement, GRC (as programmer) and Emmis (as licensee) are entering into the LMA pursuant to which, among other things, and subject to the terms and conditions of the LMA, GRC will provide programming for, and be entitled to receive the revenues from the sale of advertising time on, the Station. To the extent that any Station Assets are assigned, any Assumed Obligations are assumed or assets and liabilities are prorated, paid or reimbursed as appropriate under the LMA, any obligation of Emmis under this Agreement to assign such Station Assets, of GRC to assume such Assumed Obligations or of the parties to prorate such assets and liabilities, shall be deemed to have been satisfied prior to Closing.
ARTICLE 3: EMMIS REPRESENTATIONS AND WARRANTIES
     Emmis makes the following representations and warranties to GRC (i) on the date of this Agreement, and (ii) except for changes permitted or contemplated by the terms of this Agreement, at Closing:
     3.1. Organization. Each of Operating and Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which any of the Station Assets are located (if such qualification is required). Each of Operating and Licensee has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Emmis pursuant hereto (collectively, the “Emmis Ancillary Agreements”) and to consummate the transactions contemplated hereby. Except as indicated on Schedule 3.1, the operations of the Station have not been conducted through any direct or indirect subsidiary, shareholder or Affiliate of Emmis and all of the Station Assets (other than the FCC Licenses) are owned or held by Operating.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Emmis Ancillary Agreements by each of Operating and Licensee have been duly authorized and approved by all necessary limited liability company action of Emmis, including any required proceedings of their members and managers, and do not require any further authorization or consent of Operating or Licensee or any of their Affiliates. This Agreement is, and each Emmis Ancillary Agreement when made by Emmis and the other parties thereto will be, a legal, valid and binding agreement of Emmis enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.3. No Conflicts. Except as set forth on Schedule 3.3 and except for the Governmental Consents, the execution, delivery and performance by each of Operating and Licensee of this Agreement and the Emmis Ancillary Agreements and the consummation by Operating and Licensee of any of the transactions contemplated hereby does not (i) conflict with any of Operating’s or Licensee’s certificate of formation, limited liability company operating agreement or other organizational documents; (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under or permit the termination of, or cause or permit acceleration under any material contract or instrument or any debt or obligation to which Operating or Licensee or any of their Affiliates is a party or to or by which either of Operating or Licensee or any of the Station Assets is subject or bound, or result in the loss or adverse modification of any of the FCC Licenses; (iii) require the consent of any party to any Station Contract; (iv) result in the creation or imposition of any Lien upon any of the Station Assets (except Permitted Liens); (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of Operating or Licensee or their Affiliates or any of the Station Assets is subject or bound or (vi) other than as required by 47 C.F.R. § 73.3613, require that any consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by Emmis or its Affiliates in connection with the execution, delivery and performance of this Agreement or the Emmis Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby other than in respect of immaterial permits and licenses. Without limiting the generality of the foregoing, the transactions contemplated by this Agreement and the Emmis Ancillary Agreements do not breach, violate or conflict with any provision of the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006 by and among Emmis Operating Company, an Indiana corporation, Emmis Communications Corporation, the financial institutions identified therein from time to time as lenders, Bank of America, N.A., as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and SunTrust Bank, as co-documentation agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers, as amended by that certain First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement, dated March 3, 2009 (the “Credit Agreement”). As of the date hereof, neither Emmis nor any of its Affiliates is in material default under the Credit Agreement.
     3.4. FCC Licenses. Except as set forth on Schedule 2.1(a):
          (a) Licensee holds all of the FCC Licenses, all of which are identified in Schedule 2.1(a) hereto. The FCC Licenses are validly existing authorizations for the operation of the facilities described therein under the Communications Act of 1934, as amended (the “Communications Act”). The FCC Licenses identified in Schedule 2.1(a) constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations and policies of the FCC in connection with the operation of the Station, as currently operated. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired without the timely filing of a license renewal application. No action or failure to act on the part of Emmis, its Affiliates, or any of their members, managers, officers, directors, employees or agents could reasonably result in revocation, non-renewal or material adverse modification of any of the FCC Licenses.  Except as disclosed on Schedule 2.1(a), there are no conditions imposed by the FCC as part of any of the FCC Licenses that are neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Station. All FCC regulatory fees of the Station that have become due have been paid, and, to the extent required by the rules, regulations and policies of the FCC, any broadcast towers from which the Station operates that are owned by Emmis or its Affiliates have been duly registered with the FCC. Except as disclosed in Schedule 2.1(a), there is not pending, or to Emmis’ Knowledge, threatened, (a) any action by or before the FCC or any other governmental body to revoke, refuse to renew, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or (b) any action which may result in the denial of any pending application, the issuance of a cease and desist order, or the imposition of any administrative sanction with respect to the Station or its operation, except for the FCC Application contemplated herein. Except as disclosed in Schedule 2.1(a), to Emmis’ Knowledge, there is not pending any investigation or complaint by or before the FCC with respect to the Station, and there is not now pending, issued or outstanding by or before the FCC any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Operating, Licensee or any of their partners, members, officers, directors, shareholders or Affiliates with respect to the Station. Except as disclosed in Schedule 2.1(a), the Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC. Except as disclosed in Schedule 2.1(a), Emmis and its Affiliates have timely filed all material reports, forms and statements required to be filed with the FCC with respect to the Station.
          (b) As used herein, the phrase “to Emmis’ Knowledge” refers to the actual knowledge of the CEO of Emmis Communications Corporation, after due inquiry of the Station’s general manager and chief engineer.
     3.5. Taxes. Emmis and its Affiliates have, in respect of the Station and its business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and have paid in full all taxes, interest and penalties which have become due pursuant to such returns or pursuant to any assessments which have become payable. Emmis and its Affiliates have made all deposits required by law with respect to employees of the Station and other withholding taxes.
     3.6. Personal Property. Schedule 2.1(b) contains a list as of the date hereof of material items of machinery, equipment, vehicles, furniture, fixtures, transmitters, antennas, office materials and supplies, spare parts and other Tangible Personal Property owned, leased or used by Emmis in connection with the operation of the Station and included in the Station Assets. Prior to Closing, Emmis shall deliver to GRC an amended Schedule 2.1(b) accurately reflecting in all material respects any changes contemplated by Sections 5.1 and 5.2 hereof to the information contained therein.
     3.7. Real Property.
          (a) The only real property included in the Station Assets is the real property subject to the Real Property Leases (the “Leased Real Property”). Except for Permitted Liens and agreements included in the Station Contracts listed on Schedule 2.1(d), (i) neither Emmis nor any of its Affiliates has granted to any party an option or right of first refusal to sublease all or any portion of the Leased Real Property, and (ii) neither Emmis nor any of its Affiliates has subjected the Leased Real Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations, or agreements, other than as set forth in the Real Property Leases. To Emmis’ Knowledge, there are no proceedings (condemnation or otherwise) pending or threatened, with respect to the Leased Real Property, that would materially impair GRC’s full use thereof. Emmis has sufficient access to the Station’s facilities located on the Leased Real Property for the current use and enjoyment thereof for the Station as currently operated and consistent with the past use and enjoyment thereof. All Leased Real Property (including the improvements thereon) is available for immediate use in the conduct of the business of the Station.
          (b) To Emmis’ Knowledge, true and correct copies of all Real Property Leases and of all environmental studies commissioned by Emmis or its Affiliates or in their possession with respect to Leased Real Property, if any, have been delivered to GRC prior to the date of this Agreement. The Real Property Leases constitute valid, binding and enforceable obligations of Emmis and are in full force and effect and neither Emmis nor any of its Affiliates nor, to Emmis’ Knowledge, any other party thereto, is in material default under such Real Property Leases (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Subject to the terms and conditions of the Real Property Leases, as of the date hereof Emmis enjoys peaceful and quiet possession of the Leased Real Property. No brokerage or leasing commission or other similar compensation is due as of the date hereof to any person by Emmis with respect to the Real Property Leases or will become due with respect to any renewal or extension of the Real Property Leases. The Real Property Leases are not subject to estoppel certificates or subordination agreements for the benefit of any lender of Emmis or its Affiliates.
          (c) No consent of any third party is required for the assignment of the Lease Agreement with Poole Properties Inc. for the Station’s main transmitter site located at Mt. Wilson, California to a corporation or partnership that is the assignee of the FCC Licenses.
     3.8. Contracts. Schedule 2.1(d) is a true and correct list of the Station Contracts included in the Station Assets as of the date hereof. To Emmis’ Knowledge, true and correct copies of all Station Contracts required to be listed in Schedule 2.1(d) (to the extent in writing or if not in writing, an accurate summary thereof) have been made available to GRC prior to the date of this Agreement. Except as noted in Schedule 2.1(d), all of the Station Contracts (other than those which have been fully performed) are in full force and effect and are binding on Emmis and, to Emmis’ Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Emmis and its Affiliates have performed their obligations under each of the Station Contracts in all material respects, and are not in material default thereunder, and to Emmis’ Knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. No event has occurred which, after notice or lapse of time, or both, would constitute a default by Emmis or any of its Affiliates under any Station Contract or result in a right to accelerate or loss of rights thereunder. Neither Emmis nor any of its Affiliates is a party to any agreement, contract, or commitment outside the ordinary course of business which obligates it to provide advertising time on the Station on or after the LMA Effective Time.
     3.9. Environmental. Except as set forth on Schedule 2.1(c) hereto: (i) no Hazardous Substance (defined below) has been stored, treated, released, disposed of or discharged on, onto, about, from, under or affecting any of the Leased Real Property in any manner requiring correction or remediation action under or pursuant to applicable laws, rules, regulations, or any decrees or orders of any court or governmental authority, relating to environmental, health or safety matters or natural resources (“Environmental Laws”) by Emmis, any Affiliate of Emmis or, to Emmis’ Knowledge, by any other party, (ii) to Emmis’ Knowledge, there is not presently an underground storage tank on any of the Leased Real Property, and (iii) to Emmis’ Knowledge, neither Emmis nor any of its Affiliates has liability which is based upon or related to the environmental conditions under or about any of the Leased Real Property other than immaterial liabilities. Except as set forth in Schedule 2.1(c) hereto, Emmis has all permits required by applicable Environmental Laws necessary for the operation of the Station (if any) and each of Emmis and its Affiliates has complied in all material respects with all such permits and with all Environmental Laws applicable to the Leased Real Property. The term “Hazardous Substance” as used in this Agreement shall include, without limitation, oil and other petroleum products, explosives, radioactive materials, chemicals, pollutants, contaminants, wastes, toxic substances, genetically modified organisms, and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials and PCB-containing materials.
     3.10. Employees.
          (a) Emmis and its Affiliates have complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no unfair labor practice charge or complaint against Emmis or any of its Affiliates in respect of the Station’s business pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station’s business, except for any of the foregoing that arises after the date hereof and is subject to indemnification under Section 10.2(a) hereof.
          (b) Except for contributions pursuant to Emmis’ AFTRA collective bargaining agreement: (i) neither Operating nor Licensee nor any of their Affiliates has contributed in the past five years to a multiemployer plan (for employees assigned to the Station) within the meaning of Section 414(f) of the Code, (ii) no Station Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code, and (iii) no employee welfare benefit plan for the Station is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
          (c) No assets of Emmis are subject to any lien for past due liability in respect of Station employees or any Station Benefit Plan or in respect of an employee benefit plan of an ERISA Affiliate, under Section 412(n) of the Code or Section 4068 of ERISA (other than inchoate liens in respect of Retained Obligations).
          (d) As used herein: the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; the term “ERISA Affiliate” means with respect to a person, any other person that is required to be aggregated with such person under Section 4.14(b) or (c) of the Code; and the term “Station Benefit Plans” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, whether funded or unfunded, including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA that is currently maintained, sponsored in whole or in part, or contributed to by Emmis for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree of Emmis at the Station.
     3.11. Insurance. As of the date hereof, Emmis carries fire, theft, earthquake, casualty and liability insurance policies with respect to the Station. The coverage under each such policy of insurance is in full force and effect, all premiums due and payable thereon have been paid, all obligations of Emmis thereunder have been performed, and as of the date hereof, no notice of cancellation or nonrenewal with respect to any such policy has been received by Emmis. Schedule 3.11 sets forth a list of all insurance policies carried for the benefit of the Station as of the date hereof, specifying the insurer, the amount of and nature of coverage and the deductible amount (if any).
     3.12. Compliance with Law. Except as set forth on Schedule 3.12, Emmis and its Affiliates have complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the Station, the employees thereof, the Station Assets and the Station’s operations.
     3.13. Litigation. Except as set forth on Schedule 3.13, there is no action, suit or proceeding or arbitration pending or, to Emmis’ Knowledge, threatened, or to Emmis’ Knowledge any investigation pending or threatened, against Operating or Licensee in respect of the operation of the Station or any assets, properties, business or employees of the Station or the transactions contemplated by this Agreement that will subject GRC to liability or which will affect Emmis’ ability to perform its obligations under this Agreement. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which the Station or Emmis or any Affiliate of Emmis in connection with the operation of the Station, is subject or otherwise applicable to the Station or the Station Assets or any employee of the Station, nor is Operating or Licensee in default with respect to any such order, writ, injunction, award or decree. Emmis shall amend Schedule 3.13 after the date hereof to reflect any litigation arising after the date hereof that otherwise would have been required to be disclosed on Schedule 3.13 had such litigation existed on or prior to the date hereof.
     3.14. Title to and Sufficiency of Assets.
          (a) Except for the assets and properties leased to Operating pursuant to the leases set forth on the Schedules hereto, Operating has good and marketable title to all of the Station Assets (except for the FCC Licenses issued to Licensee). Operating has good and marketable leasehold title to the real property described in the Real Property Leases. None of the Station Assets is subject to any Lien (defined below) except for Permitted Liens (defined below). As used herein the term, “Liens,” means any liens, pledges, claims, orders, security interests, writs, judgments, restrictions, mortgages (real or personal), tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind, and the term, “Permitted Liens,” means (i) statutory Liens securing payments not yet delinquent, (ii) Liens for taxes not yet delinquent, (iii) Liens on leases arising from the provisions of such leases, (iv) zoning ordinances, (v) the

Assumed Obligations, (vi) Liens securing Emmis’ obligations under this Agreement and the LMA, and (vii) such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station.
          (b) The Station Assets include all assets that are owned or leased by Emmis and used or held for use in the operation of the Station in all material respects as currently operated, except for the Excluded Assets. Except as set forth on Schedule 2.1(b), all material items of Tangible Personal Property are in normal operating condition, consistent with the past practice of Emmis and its Affiliates at the other broadcast stations under their control, and are adequate and sufficient for the current operations of the Station.
     3.15. Transactions with Affiliates. Except as set forth on Schedule 3.15, as of the date hereof, there are no contracts or business arrangements between Emmis, on the one hand, and any Affiliate of Emmis on the other hand, in connection with, relating to or otherwise affecting the Station that will remain effective with respect to the Station after the Closing.
     3.16. Brokerage or Finder’s Fee. Emmis represents and warrants to GRC that no person or entity is entitled to any brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement as a result of any action taken by Emmis or any of its Affiliates or the members, managers, officers, directors, or employees thereof.
     3.17. Entities. Licensee is a wholly-owned subsidiary of Operating, and Operating is a wholly-owned subsidiary of Emmis Radio, LLC, which is a wholly-owned subsidiary of Emmis Operating Company, which is a wholly-owned subsidiary of Emmis Communications Corporation.
     3.18. Solvency. Emmis is Solvent and will be Solvent after consummation of the transactions contemplated by this Agreement.
ARTICLE 4: GRC REPRESENTATIONS AND WARRANTIES
     GRC makes the following representations and warranties to Emmis (i) on the date of this Agreement, and (ii) except for changes permitted or contemplated by the terms of this Agreement, at Closing:
     4.1. Organization. GRC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is (or if not required until the LMA Effective Time, as of such date will be) qualified to do business in each jurisdiction in which the Station Assets are located. GRC has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by GRC pursuant hereto (collectively, the “GRC Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     4.2. Authorization. The execution, delivery and performance of this Agreement and the GRC Ancillary Agreements by GRC have been duly authorized and approved by all necessary action of GRC, including any required proceedings of its shareholders, members, managers, officers and directors, and do not require any further authorization or consent of GRC. This Agreement is, and each GRC Ancillary Agreement when made by GRC and the other parties thereto will be, a legal, valid and binding agreement of GRC enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.3. No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by GRC of this Agreement and the GRC Ancillary Agreements and the consummation by GRC of any of the transactions contemplated hereby does not (i) conflict with any of GRC’s certificate or articles of formation, operating agreement, bylaws or other organizational documents; (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under or permit the termination of, or cause or permit acceleration under any material contract or instrument or any debt or obligation to which GRC is a party or to or by which GRC is subject or bound; (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which GRC is subject or bound or (iv) require that any consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by GRC in connection with the execution, delivery and performance of this Agreement or the GRC Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby other than in respect of immaterial permits and licenses.
     4.4. Litigation. There is no action, suit or proceeding or arbitration pending or, to GRC’s knowledge threatened against GRC which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of GRC to perform its obligations hereunder.
     4.5. Qualification. GRC is legally, financially and otherwise qualified under the Communications Act and the rules, regulations and policies of the FCC to enter into the LMA and assume the role of programmer thereunder. As of the time of filing the FCC Application and as of Closing, (i) GRC or its Qualified Designee (defined below) will be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC, (ii) there are no facts that would, under then-existing law and then-existing rules, regulations, policies and procedures of the FCC, disqualify GRC or its Qualified Designee as is the case, from holding of the FCC Licenses or as the owner and operator of the Station, (iii) no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained, and (iv) there are no matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.
     4.6. Limitation on Representations, Warranties, Etc. As of the date hereof, GRC is a wholly-owned subsidiary of Guarantor, a corporation organized under the laws of Mexico. Under current law and as of the date hereof, GRC is ineligible (x) to control a United States broadcast station, (y) to hold more than twenty percent of the equity in a United States broadcast licensee, or (z) to hold more than twenty five percent of the equity in an entity controlling a United States broadcast licensee.
     4.7. Brokerage or Finder’s Fee. GRC represents and warrants to Emmis that no person or entity is entitled to any brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement as a result of any action taken by GRC or any of its Affiliates, or the members, managers, officers, directors, or employees thereof.
     4.8. GRC Documents. GRC has provided Emmis with true and correct copies of all environmental assessments obtained by or in the possession or control of GRC (or its Affiliates, lenders or advisors) relating to any representations or warranties made by Emmis under this Agreement.
     4.9. Solvency. GRC is Solvent and will be Solvent after consummation of the transactions contemplated by this Agreement.
ARTICLE 5: EMMIS COVENANTS
     5.1. Covenants Until Closing. During the period from the date of this Agreement until Closing, subject to the LMA and except as permitted by this Agreement, neither Emmis nor the Station shall, without the prior written consent of GRC:
          (a) by any act or omission surrender, modify adversely, forfeit, or fail to renew under regular terms any of the FCC Licenses, or give the FCC grounds to institute any proceeding for the revocation, suspension, or material adverse modification of any of the FCC Licenses, or fail to prosecute with due diligence any pending application with respect to any of the FCC Licenses;
          (b) sell, transfer, lease, or otherwise dispose of any of the Station Assets (which have not already been conveyed to GRC), other than inoperable or obsolete assets and supplies consumed in the ordinary and customary course of business, or obligate itself to do so;
          (c) amend, modify, change, alter, terminate, rescind, or waive any rights or benefits under any Real Property Lease or Station Contract (which has not already been assigned to GRC) in any material respect, other than in the ordinary course of business;
          (d) fail to maintain the Station Assets in all material respects in normal repair and condition, consistent with the past practice of Emmis and its Affiliates at the other broadcast stations under their control;
          (e) fail to maintain general liability, property and umbrella insurance policies for the Station Assets and Station operation consistent with the practice of Emmis and its Affiliates at the other broadcast stations under their control, but in any event no less than $1,000,000 for general liability, $25,000,000 for umbrella coverage and property coverage no less than the fair market value of the property (but Emmis has no obligation to carry business interruption insurance);
          (f) grant, create, incur, or suffer to exist any Lien on the Station Assets (which have not already been conveyed to GRC) other than Permitted Liens;

          (g) not comply in all material respects with any material Station Contract (which has not already been assigned to and assumed by GRC);
          (h) enter into any new contracts with respect to the Station that are to be assumed by GRC, the payments under which exceed Twenty Thousand Dollars ($20,000), individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
          (i) incur any additional indebtedness other than trade accounts payable and other accrued liabilities that (x) arise in the ordinary course of business, (y) are not binding on GRC and (z) will be paid in full prior to Closing or adjusted under Section 2.5 hereof; or
          (j) authorize, or commit or agree to take, any of the foregoing actions.
     GRC shall not unreasonably withhold, delay or condition any grant of written consent requested by Emmis under this Section 5.1.
     5.2. Operations. During the period from the date of this Agreement to the Closing Date, and subject to the provisions of the LMA, Emmis shall have sole responsibility for the Station and its operations, and during such period, Emmis shall:
          (a) operate the Station in accordance with the rules and regulations of the FCC and the FCC Licenses in all material respects and file all ownership reports, employment reports, applications, responses, and other documents required to be filed during such period and maintain and, upon GRC’s request, promptly deliver to GRC true and complete copies of the Station’s required filings;
          (b) upon GRC’s request, promptly deliver to GRC copies of any and all reports, applications, and/or responses relating to the Station which are filed with the FCC on or prior to the Closing Date, including a copy of any FCC inquiries to which the filing is responsive;
          (c) maintain in full force and effect the FCC Licenses, except for changes to the Part 74 broadcast auxiliary stations included therein in the ordinary course of business;
          (d) comply in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Station and Emmis’ employees thereof;
          (e) maintain all of the tangible Station Assets in normal operating condition consistent with the general practice of Emmis and its Affiliates at the broadcast stations they control;

          (f) upon any damage, destruction or loss to the tangible Station Assets (which have not already been conveyed to GRC), undertake such repairs as are necessary to restore tangible Station Assets consistent with the general practice of Emmis and its Affiliates at the broadcast stations they control following the occurrence of any such damage, destruction or loss;
          (g) timely renew the lease for the Station’s main transmitter site on Mount Wilson on the terms and conditions set out therein, and not modify such lease to change the assignment provision thereof without obtaining the landlord’s consent to assignment of the lease to the Qualified Designee; and
          (h) enforce Emmis’ rights under the Real Property Leases as reasonably necessary to protect and preserve the use of the Leased Real Property for the Station’s business.
     5.3. Satisfaction of Liens. At all times after the LMA Effective Time, Emmis shall cause all Liens other than Permitted Liens on or relating to any of the Station Assets to be promptly released, extinguished, and discharged in full.
     5.4. Consent. If the FCC Application is filed, Emmis shall comply with Section 6.5.
     5.5. Conveyance of Station Assets. At Closing, Emmis shall assign, transfer and convey the Station Assets to GRC free and clear of all Liens other than Permitted Liens.
     5.6. Legal Opinion. Concurrently with execution and delivery of this Agreement, Emmis shall supply GRC with an opinion of counsel in form and substance reasonably acceptable to GRC to the effect that the transactions contemplated herein and in the LMA are consistent with and do not violate the provisions of the Credit Agreement.
ARTICLE 6: JOINT COVENANTS
     GRC and Emmis hereby covenant and agree as follows:
     6.1. Confidentiality. Emmis and GRC (or their respective Affiliates on their behalf as applicable) are parties to a non-disclosure agreement with respect to Emmis and the Station (the “NDA”). To the extent not already a direct party thereto, Emmis and GRC hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Emmis to GRC) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.
     6.2. Announcements. Prior to the LMA Effective Time, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.

     6.3. Control. GRC shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Emmis as the holder of the FCC Licenses.
     6.4. Damage to Station. If prior to the Closing any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 3.14(b) in any material respect, then, subject to the LMA:
               (a) Emmis shall use commercially reasonable efforts to file and prosecute an insurance claim for the loss of the item of Tangible Personal Property, if appropriate (the “Insurance Claim”);
               (b) Emmis shall undertake such repairs as are necessary to restore the operation of the Station in a manner consistent with the general practice of Emmis and its Affiliates at the broadcast stations they control following the occurrence of any loss or damage preventing operation;
               (c) Emmis’ representations and warranties, and GRC’s termination rights and indemnification rights, are hereby modified to take into account any such condition; and
               (d) if such repair or replacement is not completed prior to Closing, and subject to satisfaction of Section 8.6 hereof, the parties shall proceed to Closing, and to the extent Emmis receives insurance proceeds from the Insurance Claim, Emmis shall apply such proceeds to such repair or replacement either directly or by reimbursing GRC as appropriate.
     6.5. Consents. Emmis shall, with the cooperation of GRC, use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Station Contract and Real Property Lease (which shall not require any payment to any such third party), but no such consents are conditions to Closing except if applicable under Section 5.2(g). To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Emmis and GRC shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which GRC shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, GRC shall pay and perform Emmis’ obligations arising under the Station Contract from and after Closing in accordance with its terms.
     6.6. Receivables. GRC shall not collect any A/R, and GRC shall promptly pay over to Emmis, without offset, any A/R it receives.
     6.7. 1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Emmis may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Emmis of its obligations under this Agreement) and any such qualified intermediary may re-assign to Emmis. If Emmis gives notice of such assignment, GRC shall provide Emmis with a written acknowledgment of such notice prior to Closing and pay the

Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith.
     6.8. Employees. From the date of this Agreement until the date one (1) year after Closing, GRC shall not, without the prior written consent of Emmis, solicit for employment, induce or attempt to induce to leave Emmis’ or an Affiliate of Emmis’ employ, or hire, any employees of Emmis or its Affiliates (other than general solicitations not directed solely to any such employees).
     6.9. Rescission. If after Closing and prior to becoming a Final Order the FCC Consent is reversed or otherwise set aside by final order of the FCC (or court of competent jurisdiction), then the sale of the Station Assets under this Agreement shall be rescinded. In such event, GRC or the Qualified Designee shall reconvey to Emmis the Station Assets free and clear of any and all liens, claims or other encumbrances other than Permitted Liens and Emmis shall repay the Purchase Price to GRC or the Qualified Designee, as appropriate. Any such rescission shall be consummated on a mutually agreeable date within thirty days of such final order (or, if earlier, within the time required by such order). In connection therewith, Emmis, GRC and the Qualified Designee shall each execute such documents (including instruments of conveyance and instruments of assumption) and make such payments as are necessary to give effect to such rescission.
     6.10. Environmental Audits.
          (a) Within forty-five (45) days after the exercise of either the Call or the Put, GRC may, at GRC’s expense, perform a Phase I environmental audit on the Leased Real Property sites; provided that GRC shall use its commercially reasonable efforts to cause such audits to be completed as soon as practicable; and provided further that such assessments are conducted upon reasonable prior notice (and subject to landlord consent if necessary). If any such Phase I environmental audit includes a recommendation that additional testing or investigation is warranted, GRC may, at GRC’s expense, perform a Phase II or other recommended non-Phase I environmental audit of the Leased Real Property sites; provided that GRC shall use its commercially reasonable efforts to cause such audits to be completed as soon as practicable and in no case longer than 90 days following the exercise of either the Call or the Put, as applicable; and provided further that such assessments are conducted upon reasonable prior notice (and subject to landlord consent if necessary). Emmis shall use commercially reasonable efforts to cooperate in scheduling such audits and providing reasonable access to the sites and shall use commercially reasonable efforts to enable GRC to have access as expeditiously as possible, subject to the provisions of the Real Property Leases.
          (b) If any written Phase I, Phase II or other environmental audit contracted by GRC from an environmental consultant correctly identifies a condition requiring corrective action under applicable Environmental Laws on any Leased Real Property site, including without limitation the presence of Hazardous Substances requiring remediation under applicable Environmental Laws that is not substantially the same as a matter set forth in the Existing Reports (an “Environmental Condition”), then GRC shall promptly notify Emmis in writing of such Environmental Condition and deliver to Emmis true and correct copies of any draft or final environmental audits. As used herein, the “Existing Reports” means the Phase I environmental assessments with respect to the Leased Real Property obtained by GRC prior to the date of this Agreement.
          (c) If the Environmental Condition was caused by Emmis (or its employees, agents, or invitees), Emmis shall proceed expeditiously using best efforts to conduct corrective action to address the Environmental Condition on the Leased Real Property in all material respects, at Emmis’ sole cost and expense, and if it could reasonably be expected to result in a material liability to the Qualified Designee or its acquisition financing lender and if required by the Qualified Designee or its acquisition financing lender, then, subject to Section 11.1(d), the Closing shall be delayed until such corrective action achieves material compliance with applicable Environmental Law.
          (d) If the Environmental Condition was caused by GRC (or its employees, agents, or invitees), GRC shall proceed expeditiously using best efforts to conduct corrective action to address the Environmental Condition on the Leased Real Property in all material respects at its sole cost and expense, and Closing shall not be delayed on account of such Environmental Condition.
          (e) If the Environmental Condition was caused by a tenant or other third party (not an employee, agent, or invitee of Emmis or GRC), then Emmis and GRC shall proceed together to use commercially reasonable efforts to cause the responsible party to conduct corrective action to address the Environmental Condition on the Leased Real Property in all material respects, sharing equally in the cost and expense of such efforts, and if it could reasonably be expected to result in a material liability to the Qualified Designee or its acquisition financing lender and if required by the Qualified Designee or its acquisition financing lender, then, subject to Section 11.1(d), the Closing shall be delayed until such corrective action achieves material compliance with applicable Environmental Law or an alternative arrangement mutually agreeable to the parties is effected (which both parties shall cooperate in good faith to effect if reasonably requested by a party).
          (f) If applicable due to Closing delays pursuant to this Section, Emmis and GRC shall request all available extensions to the FCC Consent, and if such consent expires, the parties shall immediately re-file and thereafter prosecute the FCC Application. Subject to completion of the corrective action contemplated in this Section 6.10, Emmis’ representations and warranties shall be deemed modified to take into account any Environmental Condition.
     6.11. Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, Emmis and GRC shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary to consummate the transactions contemplated hereby. Each party further understands and agrees that it shall not take, or cause to be taken, any action that would constitute a material breach of the terms of this Agreement, nor, after exercise of the Call or the Put, shall a party take any action inconsistent with this Agreement that is reasonably likely to delay or hinder the timely receipt of the FCC Consent or Final Order or the consummation of the transactions contemplated hereby. Each party shall use its commercially reasonable efforts to satisfy as soon as practicable all of the conditions required to be satisfied by it hereunder in order to consummate the transactions contemplated hereby.

     6.12. Limitation on Representations, Warranties, etc. Notwithstanding anything contained herein to the contrary, Emmis shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Emmis’ obligation to perform under this Agreement (nor shall Emmis have any liability or responsibility to GRC with respect to any such representations, warranties, covenants, agreements or conditions precedent) to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or results from (a) any actions taken by or under the authorization of GRC or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with GRC’s performance of its obligations under the LMA or (b) the failure of GRC to perform any of its obligations under the LMA. GRC acknowledges and agrees that Emmis shall not be deemed responsible for or to have authorized or consented to any action or failure to act on the part of GRC or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the LMA solely by reason of the fact that prior to Closing, Emmis shall have the legal right to control, manage and supervise the operation of the Station, except to the extent Emmis actually exercises control, management or supervision of the operation of the Station or the conduct of the business.
ARTICLE 7: EMMIS CLOSING CONDITIONS
     The obligation of Emmis to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Emmis):
     7.1. Representations and Covenants.
          (a) The representations and warranties of GRC made in this Agreement, shall be true and correct in all material respects (without duplication of any materiality qualification therein) as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by GRC at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Emmis shall have received a certificate dated as of the Closing Date from GRC executed by an authorized officer of GRC to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
     7.2. Proceedings. Neither Emmis nor GRC shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3. FCC Authorization. The FCC Consent shall have been obtained.
     7.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

     7.5. Deliveries. GRC shall have complied with its obligations set forth in Section 9.2.
ARTICLE 8: GRC CLOSING CONDITIONS
     The obligation of GRC to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by GRC):
     8.1. Representations and Covenants.
          (a) The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(c) and 3.16 of this Agreement (the “Emmis Closing Reps”) shall be true and correct in all material respects (without duplication of any materiality qualification therein) as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement (including, but not limited to, changes permitted under Section 5.2(g) hereof).
          (b) The covenants and agreements to be complied with and performed by Emmis at or prior to Closing shall have been complied with or performed in all material respects, subject to Section 6.12 of this Agreement.
          (c) GRC shall have received a certificate dated as of the Closing Date from Emmis executed by an authorized officer of each of Licensee and Operating to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied.
     8.2. Proceedings. Neither Emmis nor GRC shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     8.3. FCC Authorization. The FCC Consent shall have been obtained, and if applicable under Section 2.7, shall have become a Final Order at GRC’s election.
     8.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     8.5. Deliveries. Emmis shall have complied with its obligations set forth in Section 9.1.
     8.6 Station Operations. The Station shall be operating within licensed parameters using the transmission facilities specified in its main FCC license, FCC File No. BLH-20060323ABU, (subject to modifications in compliance with Sections 5.1(a) and 5.2(c) hereof), and in substantial conformity with all applicable FCC rules and policies. If the Station is not so operating, then, subject to Section 11.1(d), Closing shall be delayed until the date five (5) business days after such operations are restored. If applicable due to Closing delays pursuant to this Section, Emmis and GRC shall request all available extensions to the FCC Consent, and if such consent expires, the parties shall immediately re-file and thereafter prosecute the FCC Application.
ARTICLE 9: CLOSING DELIVERIES
     9.1. Emmis Documents. At Closing, Emmis shall deliver or cause to be delivered to GRC the following documents:

          (i) good standing certificates with respect to both Operating and Licensee issued not less than 15 days prior to Closing by the Secretary of State of their respective jurisdictions of formation;
          (ii) certified copies of resolutions of both Operating and Licensee authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iii) the certificate described in Section 8.1(c) for each of Operating and Licensee;
          (iv) an assignment of FCC authorizations assigning the FCC Licenses from Emmis to GRC in the form of Exhibit B attached hereto;
          (v) an assignment and assumption of contracts assigning the Station Contracts from Emmis to GRC in the form of Exhibit B attached hereto;
          (vi) an assignment and assumption of leases assigning the Real Property Leases from Emmis to GRC in the form of Exhibit B attached hereto;
          (vii) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Emmis to GRC;
          (viii) a bill of sale conveying the Station Assets from Emmis to GRC in the form of Exhibit B attached hereto;
          (ix) those consents to the assignment of Station Contracts obtained by Emmis, including the consent required in Section 5.2(g), if applicable; and
          (x) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Emmis to GRC, free and clear of Liens, except for Permitted Liens.
     9.2. GRC Documents. At Closing, GRC shall deliver or cause to be delivered to Emmis the following documents:
          (i) the Purchase Price in accordance with Section 2.4 hereof;
          (ii) good standing certificates issued not less than 15 days prior to Closing by the Secretary of State of GRC’s jurisdiction of formation;
          (iii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iv) the certificate described in Section 7.1(c);
          (v) an assignment and assumption of contracts assuming the Station Contracts in the form of Exhibit B attached hereto;

          (vi) an assignment and assumption of leases assuming the Real Property Leases in the form of Exhibit B attached hereto; and
          (vii) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.
ARTICLE 10: SURVIVAL; INDEMNIFICATION
     10.1. Survival. The representations and warranties in this Agreement of Emmis and GRC shall remain in effect for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect; provided, however the representations and warranties set forth in Section 3.5 (Taxes) and Section 3.9 (Environmental) shall survive until the end of the applicable statute of limitations. Notwithstanding the foregoing, if within the applicable survival period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations. The covenants and agreements in this Agreement shall survive until performed.
     10.2. Indemnification.
          (a) Subject to Section 10.4, from and after Closing, Emmis shall defend, indemnify and hold harmless GRC, its officers, directors, shareholders, members, partners, Affiliates and employees, from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by any of them and arising out of or resulting from:
               (i) any breach by Emmis of its representations and warranties made under this Agreement; or
               (ii) any default by Emmis of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations; or
               (iv) the business or operation of the Station before Closing, except for the Assumed Obligations.
          (b) Subject to Section 10.4, from and after Closing, GRC shall defend, indemnify and hold harmless Emmis, its officers, directors, shareholders, members, partners, Affiliates and employees, from and against any and all Damages incurred by any of them and arising out of or resulting from:
               (i) any breach by GRC of its representations and warranties made under this Agreement; or
               (ii) any default by GRC of any covenant or agreement made under this Agreement; or

               (iii) the Assumed Obligations; or
               (iv) the business or operation of the Station after Closing.
          (c) After Closing, all claims for breach of representations or warranties under this Agreement that are not based on a party’s fraud or willful misconduct shall be subject to the limitations set forth in Section 10.4.
     10.3. Procedures.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 10.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
     10.4 Limitation on Indemnification. Notwithstanding the foregoing or anything else herein to the contrary, (a) a party’s right to indemnification under this Agreement is without duplication of any recovery under the LMA and (b) with the exception of claims based upon a party’s fraud or willful misconduct, after Closing, (i) an indemnifying party shall have no liability to an indemnified party under clause (i) of Section 10.2(a) or 10.2(b), as applicable, until, and only to the extent that, the indemnified party’s aggregate Damages exceed $250,000 and (ii) the maximum liability of an indemnifying party under clause (i) of Section 10.2(a) or 10.2(b), as applicable, shall be an amount equal to 20% of the Purchase Price.
ARTICLE 11: TERMINATION AND REMEDIES
     11.1. Termination. Subject to Section 11.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of GRC and Emmis;
          (b) by written notice of GRC to Emmis if (i) prior to the LMA Effective Time, Emmis breaches its any of its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below), or (ii) between the LMA Effective Time and Closing, Emmis breaches any of the Emmis Closing Reps or defaults in the performance of its then-applicable covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period;
          (c) by written notice of Emmis to GRC if GRC breaches any of its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to GRC’s obligations to pay the Purchase Price at Closing;
          (d) by written notice of Emmis to GRC or GRC to Emmis if Closing does not occur by the date two (2) years after the date of filing the FCC Application;
          (e) by written notice of GRC to Emmis if the LMA is terminated pursuant to Section 15(e) thereof, or by written notice of Emmis to GRC if the LMA is terminated pursuant to Section 15(c) or (d) thereof; or
          (f) automatically, if neither the Put nor the Call is exercised prior to the end of the Put Period.
     11.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date GRC or Emmis receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.
     11.3. Survival. Neither party may terminate under Sections 11.1(b), (c) or (d) if it is then in material default under this Agreement. Notwithstanding anything contained herein to the contrary, Sections 6.1 (Confidentiality), 11.4 (Remedies), 12.1 (Expenses) and 12.12 (Guaranty) shall survive any termination of this Agreement.
     11.4. Remedies.
          (a) Termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. In the event of a breach or default or threatened breach or default by a party under this Agreement, the LMA, the Security Agreement or the Pledge Agreement, the other party shall be entitled to all remedies at law or in equity. Without limiting the foregoing, the parties agree that the remedies available shall include a claim for all damages incurred by a party, including but not limited to foreseeable consequential and special damages that are contemplated by the parties, including but not limited to loss of profits from the operations or a future sale of the Station Assets.
          (b) Without limiting the foregoing, the parties agree that the Station Assets include unique property that cannot be readily obtained on the open market and that the parties will be irreparably injured if the Closing under this Agreement does not occur as provided herein and in the case of GRC, the injured party will not have an adequate remedy at law or in damages. Therefore, in the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall have the right specifically to enforce the performance of obligations under this Agreement in accordance with the terms and conditions of this Agreement, subject to obtaining any necessary FCC consent, without the necessity of posting any bond or other security, and the party failing or threatening failure to comply with the terms of this Agreement consents to the issuance of an injunction or the enforcement of other equitable remedies against them without bond or other security to compel performance of this Agreement. Each party hereby waives the defense in any such suit that the other party has an adequate remedy at law and agrees not to interpose any opposition, legal, or otherwise, as to the propriety of specific performance as a remedy. Notwithstanding any other provision in this Agreement, in the event the Closing occurs, whether pursuant to a party’s exercise of its remedies under this Section 11.4(b) or otherwise, either party shall have and be entitled to exercise each and every right it has under this Agreement at law or in equity, including, without limitation, the right to be indemnified by the other party for breaches of representations, warranties and covenants in accordance with Article 10 hereof, and each party shall be bound by all of its obligations and representations and warranties under this Agreement. In the event that either party brings an action for specific performance pursuant to this Section 11.4(b), the prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses in connection with such action.
          (c) In the sole event that the remedy of specific performance set forth in the preceding subsection is not legally available to GRC because of a bankruptcy, receivership or similar court proceeding with respect to Emmis or its Affiliates, the parties agree that because the determination of actual damages was impracticable or extremely difficult to determine at the time of the execution of this Agreement and at the time specific performance is not available, GRC shall be entitled to the remedy of liquidated damages in the amount of $71,340,000 (the “Liquidated Damages”) in the event of a termination of this Agreement pursuant to Section 11.1(b) or a termination in such proceeding other than for GRC’s default. The parties agree that the Liquidated Damages represent the parties’ reasonable estimation of the damages that would be suffered by GRC in the event of the termination of this Agreement based on the totality of the circumstances, and are specifically not a penalty designed to punish Emmis or to deter any breach on the part of Emmis.
ARTICLE 12: MISCELLANEOUS
     12.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Emmis and one-half by GRC. GRC shall be solely responsible for all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     12.2. Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
     12.3. Assignment. Except as provided by Section 6.7 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything herein to the contrary, if at the time the Put or Call is exercised GRC is not qualified to acquire the Station under the FCC’s rules and policies, then not later than the time for filing the FCC Application, GRC shall designate a third party (a “Qualified Designee”) who (a) is qualified under the FCC’s rules to acquire the Station, (b) has the ability to pay the Purchase Price at Closing and (c) assumes this Agreement in writing. No consent from Emmis shall be required for the assignment of this Agreement to the Qualified Designee. GRC shall promptly notify Emmis of such designation and deliver to Emmis a copy of a written agreement under which GRC assigns and the Qualified Designee assumes this Agreement. No assignment or designation shall delay or have any adverse effect on the FCC Consent, FCC Application or Closing, and no assignment or designation shall relieve any party of any obligation or liability under this Agreement Notwithstanding anything herein or in the LMA to the contrary, Emmis may collaterally assign any or all of its rights under this Agreement or the LMA to any of its lenders, but no such collateral assignment shall relieve Emmis of any of its obligations hereunder. If requested by Emmis’ lenders, then each of GRC, the Qualified Designee and any qualified intermediary under Section 6.7 shall promptly execute and deliver a separate consent to such collateral assignment. The terms of this Agreement shall bind and inure to the benefit of the parties and their respective successors and any permitted assigns.
     12.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Emmis:	c/o Emmis Communications Corporation
One Emmis Plaza

40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Legal Department
Facsimile: (317) 684-5583

Wiley Rein LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attn: Doc Bodensteiner, Esq.
Jessica Rosenthal, Esq.
Facsimile: (202) 719-7049

if to GRC:	Grupo Radio Centro LA, LLC
Av. Constituyentes No. 1154
Piso Col. Lomas Altas
11950 Mexico D.F. 5728
Attn: Carlos Aguirre
Facsimile: 011-52-55-5259-1742

with a copy (which shall not	Leibowitz & Associates, P.A.
constitute notice) to:	4400 Biscayne Boulevard, Suite 880
Miami, Florida 33137
Attn: Matthew Leibowitz, Esq.
Facsimile: (305) 530-9417

if to Guarantor:	Grupo Radio Centro S.A.B. de C.V.
Av. Constituyentes No. 1154
Piso Col. Lomas Altas
11950 Mexico D.F. 5728
Attn: Carlos Aguirre
Facsimile: 011-52-55-5259-1742
     12.5. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.
     12.6. Entire Agreement. This Agreement (including the Schedules hereto), together with the LMA and the Pledge Agreement and Security Agreement of even date herewith between GRC and Emmis, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Emmis makes no representation or warranty to GRC with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations or any other financial or other information made available to GRC with respect to the Station. Operating and Licensee shall be jointly and severally liable for all obligations of Emmis under this Agreement.
     12.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     12.8. No Beneficiaries. Except as provided by Section 12.3, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     12.9. Governing Law.
          (a) The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof. Venue for any suit to enforce this Agreement shall be in the appropriate state or federal court in Los Angeles, California.
          (b) In the event of a bankruptcy, then the parties agree that, for purposes of bringing certainty to the construction of this Agreement, the Bankruptcy Code as interpreted in the decisions of the Ninth Circuit Court of Appeal shall be applied to this Agreement notwithstanding the venue where the bankruptcy may be pending.
     12.10. Neutral Construction. GRC and Emmis agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by GRC and Emmis, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     12.11. Cooperation. After Closing, GRC and Emmis shall cooperate in the investigation, defense or prosecution of any action which is pending or threatened against either party or its Affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, a party (the “Assisting Party”) shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that the other party (the “Requesting Party”) may reasonably request. The Requesting Party shall reimburse the Assisting Party for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of the Assisting Party’s obligations under this Section 12.11.

     12.12. Guaranty. Guarantor, including its successors and assigns, absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all obligations of GRC under this Agreement Guarantor agrees that its obligations hereunder are not conditioned or contingent upon pursuit of any remedies against GRC, and they are not limited or affected by any circumstance that might otherwise limit or affect the obligations of a surety or guarantor, all of which are hereby waived by Guarantor to the fullest extent permitted by law; provided, however, that Guarantor shall have each and every defense available to GRC (if any) with respect to payment and performance of GRC’s obligations under this Agreement. Guarantor further agrees that the obligations of GRC hereunder may be extended, amended, modified or renewed, in whole or in part, without notice to or further assent from Guarantor, and that Guarantor will remain bound upon its guarantee notwithstanding any extension, amendment, modification or renewal of any such obligation by GRC. Guarantor acknowledges that (i) GRC is a wholly-owned subsidiary of Guarantor as of the date of this Agreement, (ii) Guarantor is benefiting from the transactions contemplated hereby, (iii) Emmis is relying on this guaranty from Guarantor in connection with entering into this Agreement, and (iv) a sale or transfer of any membership interest in GRC by Guarantor shall not relieve Guarantor of its obligations hereunder. Guarantor waives all notices with respect to GRC’s obligations under this Agreement, including presentment to GRC of any of its obligations hereunder. Guarantor is a corporation validly existing and in good standing under the laws of the Republic of Mexico. Guarantor has all requisite corporate power and authority to enter into this Agreement with respect to this Section 12.12 and to carry out its obligations under this Section 12.12. Section 12.12 of this Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action of Guarantor, including any required proceedings of its shareholders, officers and directors, and does not require any further authorization or consent of Guarantor. The execution, delivery and performance of its obligations under Section 12.12 of this Agreement by Guarantor does not (i) conflict with or violate any provision of the articles of incorporation or bylaws or other organizational documents of Guarantor, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any material contract or instrument or any debt or obligations to which Guarantor is a party or subject, or (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Guarantor is subject or bound.
     12.13. Security. Emmis and GRC are parties to a certain Security Agreement and a certain Pledge Agreement, both of even date herewith. Emmis and GRC shall comply with the terms thereof.
     12.14. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO PUT AND CALL AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EMMIS:	KMVN, LLC

	By:	Emmis Operating Company, its Manager

By:
Name: J. Scott Enright
Title: Executive Vice President and General Counsel

KMVN LICENSE, LLC

	By:	KMVN, LLC, its Manager
	By:	Emmis Operating Company, its Manager

By:

Name: J. Scott Enright
Title: Executive Vice President and General Counsel

GRC:	GRUPO RADIO CENTRO LA, LLC

By:

Name:
Title:

GUARANTOR:	GRUPO RADIO CENTRO S.A.B de C.V.

By:

Name:
Title: